Exhibit 107

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid		Common Stock, Preferred Stock, Warrants, Stockholder Rights, Debt Securities, Purchase Contracts, Units	(1)(2)	(1)(2)	(1)(2)	(1)(2)	.0000927	(3)
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due

(1)	Omitted pursuant to Form S-3 General Instruction II.E.
(2)

An unspecified number or amount of the securities of each identified class of securities is being registered as may be issued from time to time at indeterminate prices. There is also being registered hereunder an indeterminate number of securities as may be issuable upon exercise, conversion or exchange for, as the case may be, any other securities registered hereby. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion, or exchange of convertible or exchangeable securities or that are issued in units.

(3)	In reliance on and in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of the registration fee.